Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS





     We consent to the incorporation by reference to the registration statements of MasTec, Inc. (the "Company") on Post-Effective Amendment No. 1 to Form S-3 (File Nos. 333-11013 and 333-46067), Post-Effective Amendment No. 1 to Form S-4 File No. 333-30645, and Post-Effective Amendment No. 1 to Form S-8 (File Nos. 033-55327, 333-30647, 333-47003 and 333-22465) of our report dated February 10,
1999, on our audits of the consolidated financial statements of the Company as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.





/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP
Miami, Florida
March 31, 1999